8-K/A 5 rcat1119form8ka1exh99_3.htm PRO FORMA FINANCIAL INFORMATION

Exhibit 99.3

Red Cat Holdings, Inc.
Pro Forma Balance Sheet
As of September 30, 2020
(unaudited)

	Red Cat	Fat Shark	Adjustments	Pro-Forma
ASSETS
Current Assets
Cash and equivalents	$446,912	$237,560	$0	$684,472
Accounts receivable	$0	$185,656	$0	$185,656
Inventory	$168,181	$276,297	$0	$444,478
Goodwill	$2,466,073	$0	$7,226,941	$9,693,014
Other	0	416,863		$416,863
Total Current Assets	3,081,166	1,116,376	7,226,941	$11,424,483

Other	23,853	105,000	$0	$128,853

TOTAL ASSETS	$3,105,019	$1,221,376	$7,226,941	$11,553,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$295,300	$258,514	$0	$553,814
Accrued Expenses	163,661	48,478	0	$212,139
Customer deposits	77,053	40,249	$0	$117,302
	536,014	347,241	0	$883,255

Notes Payable	1,533,467	936,271	$563,729	$3,033,467

Stockholders' Equity
Preferred Stock	38,903	35,000	($35,000)	$38,903
Common stock	20,011	0	5,227	$25,238
Additional paid-in capital	4,246,412	1,200	6,848,399	$11,096,011
Accumulated deficit	(3,269,788)	(98,336)	(155,414)	$(3,523,538)
Total Stockholders' Equity	1,035,538	(62,136)	6,663,212	$7,636,614
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,105,019	$1,221,376	$7,226,941	$11,553,336

See accompanying notes.

Adjustments:
1. The transaction included (a) the issuance of 5,227,223 shares of common stock with a fair value of $6,351,076, (b) a cash payment of $250,000, and (c ) the issuance of a promissory note in the amount of $1,500,000.
2. The sole shareholder of Fat Shark forgave a Promissory Note in the amount of $936,271 prior to the closing of the transaction.
3. The Company has not yet completed an allocation of the purchase price, and therefore has reported the excess of the purchase price over the net tangible assets acquired as Intangible assets. The Company expects to complete a formal valuation of the intangible assets acquired, including Customer Relationships and Brand Name.

Red Cat Holdings, Inc.
Pro Forma Statement of Operations
Year ended December 31, 2019
(Unaudited)

	Red Cat	Fat Shark	Adjustments	Pro-Forma
Revenues	$—	$7,298,640	$—	$7,298,640

Cost of goods sold	$—	5,799,156	$—	$5,799,156

Gross Margin	$—	1,499,484	$—	$1,499,484

Operating Expenses
Research and development	519,467	391,741	$—	$911,208
Sales and marketing	$—	180,496	$—	$180,496
General and administrative	531,964	677,005	100,000	$1,308,969
Total operating expenses	1,051,431	1,249,242	100,000	$2,400,673
Operating income (loss)	(1,051,431)	250,242	(100,000)	$(901,189)

Interest expense	$—	0	$45,000	$45,000
Provision for income taxes	$—	$—	$—
Other expense, net	$—	$—	$45,000	$45,000

Net income (loss)	$(1,051,431)	$250,242	$(145,000)	$(946,189)

See accompanying notes.

Adjustments:
1. $145,000 adjustment reflects (a) full year of interest totaling $45,000 on promissory note for $1,500,000 bearing interest at 3% which was issued in connection with the acquisition and (b) $100,000 of additional payroll costs associated with additional personnel required.
2. An adjustment for the amortization of intangible assets acquired in connection with the transaction have not been included as a purchase price allocation has not been completed and an estimate of the value of amortizable intangible assets is not determinable at this time.

Red Cat Holdings, Inc.
Pro Forma Statement of Operations
Nine months ended September 30, 2020
(Unaudited)

	Red Cat	Fat Shark	Adjustments	Pro-Forma
Revenues	$1,216,986	$4,436,439	$—	$5,653,425

Cost of goods sold	$794,871	3,463,995	$—	$4,258,866

Gross Margin	422,115	972,444	$—	$1,394,559

Operating Expenses
Operations	84,876	119,063	0	$203,939
Research and development	141,401	207,514	0	$348,915
Sales and marketing	26,917	57,678	0	$84,595
General and administrative	1,482,670	280,562	75,000	$1,838,232
Total operating expenses	1,735,864	664,817	75,000	$2,475,681
Operating income (loss)	(1,313,749)	307,627	(75,000)	$(1,081,122)

Interest expense	$93,811	0	$33,750	$127,561
Provision for income taxes	$—	$—	$—	$—
Other expense, net	$93,811	$—	$33,750	$127,561

Net income (loss)	$(1,407,560)	$307,627	$(108,750)	$(1,208,683)

See accompanying notes.

Adjustments:
1. $108,750 adjustment reflects (a) nine months of interest totaling $33,750 on promissory note for $1,500,000 bearing interest at 3% which was issued in connection with the acquisition and (b) $75,000 of additional payroll costs associated with additional personnel required.
2. An adjustment for the amortization of intangible assets acquired in connection with the transaction have not been included as a purchase price allocation has not been completed and an estimate of the value of amortizable intangible assets is not determinable at this time.

Red Cat Holdings, Inc.

Notes to the Unaudited Pro Forma Combined Financial Statements

On November 2, 2020, Red Cat Holdings, Inc. (the “Company” or “Red Cat”) completed the acquisition (the “Acquisition”) of Fat Shark Holdings (“Fat Shark”).

1.	Basis of Presentation

The unaudited pro forma condensed combined Balance Sheet and Statement of Operations of Red Cat and Fat Shark have been derived from the historical accounting records of each entity. The historical financial information has been evaluated to determine whether there should be any pro-forma adjustments recorded to reflect events that are directly attributable to the Acquisition, factually supportable, and expected to have a continuing effect on the Company’s results of operations. The pro-forma Balance Sheet and Statement of Operations present the Acquisition as if it had been consummated as of January 1, 2018.

The unaudited pro forma combined financial information is for illustrative purposes only. The combined company may have reported different operating results if they had actually been combined for the periods presented. These pro-forma combined financial statements should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies may realize after the Acquisition.

2.	Accounting Periods Presented

The unaudited pro forma combined Balance Sheet is being reported based upon September 30, 2020 because the Balance Sheet of Fat Shark was audited as of such date. The unaudited pro forma combined Statements of Operation are being reported for the twelve months ended December 31, 2019 and for the nine months ended September 30, 2020 because the Statements of Operations for Fat Shark were audited for such periods. The Balance Sheet and Statements of Operations for Red Cat are based on these dates and reporting periods.